Exhibit 99.1

Investors Title Company Announces First Quarter 2010 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--April 30, 2010--Investors Title Company today announced its results for the quarter ended March 31, 2010. The Company reported net income of $17,415, or $0.01 per diluted share, compared with $1,434,963, or $0.62 per diluted share, for the prior year period.

Total revenues decreased 26.7% to $13,697,411 versus the prior year period, primarily due to a 28.2% decrease in net premiums written. Although premiums resulting from purchase transactions increased versus the prior year period, a sharp decline in refinance premiums resulted in an overall unfavorable comparison. Investment income decreased 8.4% to $906,622 due to an overall unfavorable interest rate environment.

Operating expenses decreased 19.1% to $13,681,996 versus the prior year period, primarily due to a 25.7% decrease in commissions to agents commensurate with lower premium volume, and a 35.9% decrease in provision for claims resulting from both lower premium volumes and a slight improvement in the Company’s claims experience loss rate. In addition, salaries and related expenses were 12.7% lower compared with the prior year period as a result of a continued emphasis on expense management.

Chairman J. Allen Fine added, “The declining volume of mortgage refinancing activity was the primary influence on operating results in the quarter. After declining in late 2008, mortgage rates have remained in a relatively narrow range and we believe much of the anticipated refinancing has taken place. On a positive note we were pleased to see a modest reduction in our claims experience loss rate which resulted primarily from a reduction in mechanic liens from the prior year period.

The current operating environment remains challenging as overall mortgage origination continues to decline. We continue to monitor the market and search for opportunities to improve efficiency and expand our presence.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include any predictions regarding activity in the U.S. real estate market. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three Months Ended March 31, 2010 and 2009
(Unaudited)

	For The Three
	Months Ended
	March 31
	2010	2009
Revenues:
Underwriting income:
Premiums Written	$11,829,821	$16,410,597
Less-premiums for reinsurance ceded	43,519	777
Net premiums written	11,786,302	16,409,820
Investment income-interest and dividends	906,622	989,635
Net realized gain (loss) on investments	25,150	(299,937)
Other	979,337	1,582,891
Total Revenues	13,697,411	18,682,409

Operating Expenses:
Commissions to agents	5,599,451	7,532,209
Provision for claims	1,312,404	2,047,126
Salaries, employee benefits and payroll taxes	4,484,312	5,138,176
Office occupancy and operations	1,088,405	1,098,582
Business development	274,296	262,817
Filing fees and taxes, other than payroll and income	145,422	157,051
Premium and retaliatory taxes	300,946	367,262
Professional and contract labor fees	365,078	314,699
Other	111,682	(14,476)
Total Operating Expenses	13,681,996	16,903,446

Income Before Income Taxes	15,415	1,778,963

(Benefit) Provision For Income Taxes	(2,000)	344,000

Net Income	$17,415	$1,434,963

Basic Earnings Per Common Share	$0.01	$0.63

Weighted Average Shares Outstanding - Basic	2,285,134	2,293,951

Diluted Earnings Per Common Share	$0.01	$0.62

Weighted Average Shares Outstanding - Diluted	2,295,164	2,296,041

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2010 and December 31, 2009
(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Investments in securities:
Fixed maturities:
Held-to-maturity, at amortized cost	$-	$2,000
Available-for-sale, at fair value	91,357,127	88,801,186
Equity securities, available-for-sale, at fair value	13,287,540	11,854,301
Short-term investments	20,095,531	20,717,434
Other investments	2,196,660	2,307,220
Total investments	126,936,858	123,682,141

Cash and cash equivalents	4,521,474	8,733,221
Premiums and fees receivable, net	4,448,951	5,170,476
Accrued interest and dividends	956,860	1,122,806
Prepaid expenses and other assets	1,747,437	1,815,653
Property acquired in settlement of claims	158,129	175,476
Property, net	3,824,017	3,894,724
Current income taxes receivable	706,026	-
Deferred income taxes, net	1,085,707	1,833,207

Total Assets	$144,385,459	$146,427,704

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$38,830,000	$39,490,000
Accounts payable and accrued liabilities	8,188,773	9,008,337
Current income taxes payable	-	670,290
Total liabilities	47,018,773	49,168,627

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,285,486 and 2,285,289 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively, excluding 291,676 shares for 2010 and 2009 of common stock held by the Company's subsidiary)

	1	1
Retained earnings	92,396,850	92,528,818
Accumulated other comprehensive income	4,969,835	4,730,258
Total stockholders' equity	97,366,686	97,259,077

Total Liabilities and Stockholders' Equity	$144,385,459	$146,427,704

Investors Title Company and Subsidiaries
Net Premiums Written By State
For the Three Months Ended March 31, 2010 and 2009
(Unaudited)

	For The Three
	Months Ended
	March 31
	2010	2009
Illinois	$435,491	$1,091,590
Kentucky	630,798	870,303
Michigan	956,846	852,273
New York	401,560	955,437
North Carolina	4,921,704	7,564,207
Pennsylvania	451,627	609,185
South Carolina	1,369,186	1,185,930
Tennessee	497,838	565,768
Virginia	965,568	1,227,764
West Virginia	412,212	547,581
Other States	777,057	939,759
Direct Premiums	11,819,887	16,409,797
Reinsurance Assumed	9,934	800
Reinsurance Ceded	(43,519)	(777)
Net Premiums Written	$11,786,302	$16,409,820

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three Months Ended March 31, 2010 and 2009
(Unaudited)

	For The Three Months Ended
	March 31
	2010	%	2009	%
Branch	$3,749,800	31.8	$6,043,004	36.8

Agency	8,036,502	68.2	10,366,816	63.2

Total	$11,786,302	100	$16,409,820	100

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200